                                                                     EXHIBIT 9.2


                         ImagicTV OPERATING AGREEMENT

                               AMONG ALL OF THE

                              VOTING SHAREHOLDERS

                                      OF

                                 ImagicTV Inc.



                        DATED AS OF DECEMBER 17, 1999

                         ImagicTV OPERATING AGREEMENT
                         ----------------------------

THIS AGREEMENT made as of the 17th day of December, 1999

A M O N G:

              ImagicTV Inc.
              (hereinafter called the "Corporation")

                                    - and -

              NB TEL INC. (hereinafter called "NBTel")

                                    - and -

              NEWBRIDGE NETWORKS CORPORATION (hereinafter called "Newbridge")
                                    - and -

              506048 N.B. LTD.  (hereinafter called "Celtic")

                                    - and -

              WHITECASTLE INVESTMENTS LIMITED (hereinafter called "Castleco") and those individual investors executing Schedule A-1 hereof ( who, together with Castleco, are hereinafter called the "Castleco Group")


     WHEREAS the parties hereto are parties with certain employees, optionholders and investors of the Corporation to a Unanimous Shareholders' Agreement dated the date hereof governing the operation of the Corporation and certain matters respecting certain Shares held by employees, consultants, optionholders and investors of the Corporation (the "Unanimous Shareholders' Agreement");

     AND WHEREAS all of the Voting Shareholders and the Corporation wish to enter into this ImagicTV Operating Agreement so as to provide for certain matters relating to the conduct of the Business and dealings with the Voting Shares (both as hereinafter defined);

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:


                                 ARTICLE 1.00
                                  DEFINITIONS
                                  -----------

1.1  Definitions
     -----------

     In this Agreement and in all amendments hereto the following words shall have the following meanings:

"Accountants" means the accountants or auditors of the Corporation.

"Act" means the Canada Business Corporations Act, as the same may be amended from time to time.

"Affiliated Person" means:

     (a) in respect of each of NBTel, Newbridge and Celtic, a corporation Controlled, directly or indirectly by such Shareholder, or a corporation that Controls, directly or indirectly, a Shareholder or a corporation under common Control, directly or indirectly, with such Shareholder provided that Newbridge and Celtic shall not be considered "Affiliated Persons" for the purposes of this Agreement;

     (b)  in respect of Castleco:

          (i)    each Diamond Entity;

          (ii) a corporation Controlled directly or indirectly by any Diamond Entity; and

          (iii) Centara Investments Inc., Michael Shulman, management and employees of Castleco (and corporations Controlled by them) who have signed a Voting Trust Agreement in favour of Castleco at the date hereof (provided that, in respect of Section 3.6, such persons shall not be deemed to be Affiliated Persons of Castleco); and


     (c)  in respect of each Shareholder who is an individual:

          (i) a corporation Controlled directly or indirectly by that Shareholder;

          (ii) a trustee holding Shares for the benefit of that Shareholder under a registered retirement savings plan, provided that such Shareholder retains control and direction over the voting and transfer of such Shares so as to permit such Shareholder to fulfil all of his or her obligations under this Agreement; and

          (iii) in the event of the death of the Shareholder, a Member of the Immediate Family of the Shareholder.


"Agreement" means this agreement and any agreement supplementary or ancillary hereto and any counterpart hereof.

"Business" means the business of the Corporation consisting of the development, production, marketing, delivery and distribution of an operational suite of software and hardware products to enable the delivery of various services solutions, including broadcast television, over any high speed Internet Protocol network infrastructure including digital subscriber line technologies.

"Business Day" means any day which is not:

     (a)  a Saturday or Sunday; or

     (b) a day which is a statutory holiday under the laws of Canada or the Provinces of New Brunswick or Ontario.

"Castleco Parties" means Castleco and the Affiliated Persons of Castleco, each a "Castleco Party".

"Control" or "Controls" means:

     (a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a general meeting of shareholders of the applicable corporation;

     (b) the right to elect or appoint, directly or indirectly, a majority of the directors of the applicable corporation or other persons who have the right to manage or supervise the management of the affairs and business of the applicable corporations;

     (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a person; or

     (d)  control in fact of any person;

and the words "Controlling" and "Controlled" have the corresponding meanings.


"Diamond Entity" means:

     (a) any one or more of A. Ephraim Diamond, his wife and his sons (collectively, the "Diamond Family");

     (b) a trust or trusts substantially all of the interest in which is held for the benefit of any one or more members of the Diamond Family and their issue (collectively, the "Diamond Trusts");

     (c) a corporation or corporations all of the voting securities of which is controlled by any one or more members of the Diamond Family or any one or more of the Diamond Trusts, (collectively, the "Diamond Corporations"); and

     (d) any combination of any one or more members of the Diamond Family, any one or more of the Diamond Trusts and any one or more of the Diamond Corporations.

"ESOP" means the employee stock option plan established by the board of directors of the Corporation for its eligible employees, managers, directors and consultants of the Corporation pursuant to which such persons may be granted options from time to time to purchase Class C Non-Voting Shares in such numbers and on such terms as are provided for therein and in any option agreement entered into pursuant thereto.

"Fair Value" means with respect to a Share, the highest price, expressed in terms of money or money's worth, at which such Share would change hands between a willing buyer and a willing seller, acting at arms length, neither of whom is under any compulsion to buy or sell, and both of whom have reasonable knowledge of the relevant factors, determined in accordance with Section 3.7.

"Members of the Immediate Family" means the husband or wife of an individual and the individual's grandparents, parents, children, grandchildren, siblings, nieces, nephews and cousins.

"Non-Voting Shares" means Class B Non-Voting and Class C Non-Voting shares in the capital of the Corporation.

"Non-Voting Shareholder" means each person who holds Non-Voting Shares for so long as such person holds such shares but excluding a Voting Shareholder in respect of any Non-Voting Shares held by it or its Affiliated Persons.

"person" includes an individual, a sole proprietorship, a firm, a corporation, a syndicate, a partnership, a trust, an association, a joint venture, an incorporated or unincorporated association, syndicate or organization, or a body corporate.

"Public Offering" means a transaction whereby the securities of the Corporation become freely tradeable (subject to applicable hold periods) in accordance with applicable securities laws and listed and posted for trading on a Recognized Exchange, including without limitation an initial public offering or the qualification for trading of the securities of the Corporation by way of a prospectus or registration statement of the Corporation filed with securities regulatory authorities in Canada, the United Kingdom or the United States.

"Recognized Exchange" means any of The Toronto Stock Exchange, the New York Stock Exchange, the London Stock Exchange or NASDAQ, and any combination thereof.

"Respective Shareholder Cap" has the meaning given to such term in Section 3.10 hereof.

"security" shall have the meaning set forth in section 2.(1) of the Act.

"Shareholder" means each Voting Shareholder and Non-Voting Shareholder for so long as such person is a holder of Shares, each person to whom a Shareholder transfers Shares or to whom the Corporation issues Shares in accordance with this Agreement, for so long as such transferee or recipient is a holder of Shares.

"Shares" means Voting Shares and Non-Voting Shares in the capital of the Corporation, singularly called a "Share".

"Sharing Ratio" means, with respect to any right or entitlement to purchase Shares under this Agreement by Voting Shareholders, that number of Shares owned or controlled by a Voting Shareholder (including Shares held by its Affiliated Persons) at such time, divided by the total number of Shares owned or controlled by all Voting Shareholders at such time.

"Subsidiary" means a corporation which is under the Control of the Corporation.

"Unanimous Shareholders Agreement" has the meaning given thereto in the recitals hereto.

"Voting Shares" means Class A Voting shares in the capital of the Corporation.

"Voting Shareholder" means each of NBTel, Newbridge, Celtic, and each member of the Castleco Group and, in all cases, their respective Affiliated Persons for so long as such person is a holder of Voting Shares, and each person to whom a Shareholder transfers Voting Shares or to whom the Corporation issues Voting Shares in accordance with this Agreement, for so long as such transferee or recipient is a holder of Voting Shares.

"Voting Trust Agreement" means an agreement between a Shareholder or proposed Shareholder and an individual authorized to act as trustee or who shall otherwise have voting control or direction over the Shares subject to such agreement, in substantially the form of the agreement attached as Schedule E to the Unanimous Shareholders Agreement.


1.2  Schedules
     ---------

          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule A  -  Shareholder Parties to the Agreement;
          Schedule A-1- Castleco Group Parties to the Agreement; and
          Schedule B   -  Names and Addresses of  Shareholders.


1.3  Notices to Castleco Group
     -------------------------

     Notwithstanding any other provision in this Agreement to the contrary, where any notice or report is required to be delivered to any Shareholder or Voting Shareholder pursuant to the terms of this Agreement, the party delivering such notice or report shall be deemed to have complied with the applicable delivery requirements of this Agreement with respect to the members of the Castleco Group where the notice or report has been delivered to Castleco and to Centara Investments Inc.

                                 ARTICLE 2.00
                         MANAGEMENT OF THE CORPORATION
                         -----------------------------

2.1  Compliance with Unanimous Shareholders Agreement
     ------------------------------------------------

     The parties covenant and agree to conduct the affairs of the Corporation in compliance with the provisions of the Unanimous Shareholders Agreement including, without limitation, the provisions of Article 2 thereof.

2.2  Shareholder Financial Information
     ---------------------------------

     The Corporation shall, on a monthly basis, provide to each Voting Shareholder, a financial reporting package for the Corporation which, at a minimum, includes a balance sheet, income statement, budget and variance analysis prepared by management of the Corporation for the relevant period. Such monthly reports shall be provided within 10 days of the end of each month. In addition, the Corporation shall provide its audited consolidated annual financial statements to each Voting Shareholder within 30 days of year end.


                                 ARTICLE 3.00
                                SHARE OWNERSHIP
                                ---------------

3.1  Share Ownership/Options
     -----------------------

     The following persons or groups beneficially own that number of Shares or hold options to acquire that number of Shares set out below:

                               Number of           Number of           Number of           Number and
                               ---------           ---------           ---------           ----------
                                Class A             Class B             Class C             Class of
                                -------             -------             -------             --------
  Shareholder                 Shares Held         Shares Held         Shares Held         Options Held
  -----------                 -----------         -----------         -----------         ------------
NBTEL                          5,877,234
Newbridge                      1,750,000           1,500,000
Celtic                         2,001,000
Castleco Group                 3,272,728
Others (not                                                               499,547            1,660,500
parties hereto)
---------------
Totals:                       12,900,962           1,500,000              499,547            1,660,500

3.2  General Prohibitions
     --------------------

(a) Save and except as hereinafter provided in Sections 3.2(c), 3.4, 3.5 and 3.6, at any time prior to the termination of this Agreement pursuant to
     Section 5.15, no Shareholder shall directly or indirectly sell, transfer, mortgage, charge, pledge, encumber or otherwise alienate or dispose of any of the Shares or options to acquire Shares. Each Shareholder who holds Shares as of the date hereof hereby represents and warrants to each other Shareholder and to the Corporation as of the date hereof:

          (i) The Shares held by the Shareholder are directly or beneficially owned by the Shareholder and its Affiliated Persons;

          (ii) The Shareholder has all of the requisite power and authority over such Shares so as to permit the Shares to be governed by this Agreement in accordance with its terms and to fulfil all of his obligations under this Agreement; and

          (iii) The Shares held by the Shareholder are not subject to any mortgage, charge, pledge or other encumbrance as of the date hereof.

     For greater certainty, the entry by a Shareholder into a Voting Trust Agreement shall not represent a breach of this Section 3.2(a). For greater certainty, each party hereto agrees that the provisions of this Agreement shall apply to any Shares issued or issuable after the date hereof pursuant to the exercise of stock options currently outstanding or which may be granted in future under the ESOP.

(b) Control of any Shareholder which is a corporation may not be changed, directly or indirectly, whether by operation of law or otherwise, save and except as hereinafter provided. The parties agree that the foregoing restriction shall not apply (i) to any Shareholder which is a corporation whose shares are listed and posted for trading on a Canadian or U.S. stock exchange or (ii) to a change of Control of a Shareholder to an Affiliated Person provided that the Corporation shall have first received an agreement executed by such Shareholder in favour of the other persons who are parties to this Agreement at such time, in which such Shareholder acknowledges and confirms that such Affiliated Person meets the definition of "Affiliation Person" in this "Agreement" and that such Shareholder will at all times remain an Affiliated Person of such Affiliated Person. In addition, the Shareholder shall cause all such Affiliated Persons to become a party to, and comply with the terms of, this Agreement. Notwithstanding the foregoing, the parties hereto agree that no change of Control of Castleco or any of its Affiliated Persons which is a Shareholder shall be deemed to have occurred so long as any one or more Diamond Entities Controls Castleco and any of its Affiliated Persons which is then a Shareholder, directly or through one or more Controlled corporations.

(c) Notwithstanding the provisions of Section 3.2(a), each of the Shareholders shall have the right to transfer all or, from time to time, any of such person's Shares to an Affiliated Person of such Shareholder provided that the other parties to this Agreement shall have first received:

          (i) an agreement in which the transferee agrees to be bound by this Agreement in the same manner as if such person had been an original party hereto and to the same extent as the transferor; and

          (ii) an agreement executed by the transferor in favour of the other persons who are parties to this Agreement at such time, in which the transferor acknowledges and confirms that the Affiliated Person meets the definition of "Affiliated Person" in this Agreement and that the transferor will at all times remain an Affiliated Person of such transferee.

     For greater certainty, such transferee shall have all the rights, powers and privileges of a Shareholder hereunder in the same manner as if such party had been an original party hereto and to the same extent as the transferor but not exceeding the rights of the original parties named in this Agreement. If such transfer is by way of testamentary disposition or otherwise arises as a consequence of the death of any Shareholder or by operation of law, such transfer shall only be effective if the transferee meets the definition of "Affiliated Person" in this Agreement ( and represents and warrants as such to the Corporation) and otherwise complies with the requirements of Section 3.2(c) other than clause (ii).

(d) No Shares of any class or series shall be issued by the Corporation to any person who is not then a Shareholder, whether pursuant to any presently outstanding agreements, calls, commitments, options, subscriptions, warrants or other rights or privileges to acquire any of the Shares or otherwise, without the allottee first entering into an agreement agreeing to be bound by this Agreement in the same manner as if such person had been an original party hereto and the parties hereto do hereby appoint the Corporation as their trustee with respect to the foregoing.

3.3  Pre-Emptive Right
     -----------------

(a) Except as otherwise provided in Section 3.3(d), no additional Shares shall be allotted or issued unless and until the Voting Shareholders are first granted the right by notice in writing, and exercisable for a period of not less than thirty-five (35) days from the date of receipt or deemed receipt of such notice, to subscribe for and purchase the Shares to be allotted and issued in the Sharing Ratio. Payment of the subscription price shall be made by cash or certified cheque no later than the first business day after the expiration of the thirty-five (35) day option period.

(b) If one or more of the Voting Shareholders is prepared to subscribe for his pro rata proportion of the additional Shares (the "Accepting Shareholder" in this Section 3.3) but one or more of the other Voting Shareholders is not prepared to do so (the "Declining Shareholder" in this Section 3.3), then each of the Accepting Shareholders shall be advised in writing (the "Follow-up Offer" in this Section 3.3) by the Corporation within five (5) days of the expiration of the thirty-five (35) day option period and each of the Accepting Shareholders shall (in addition to the Shares which the Accepting Shareholder has agreed to subscribe for under Subsection 3.3(a)) have the first right and option to subscribe for such portion of the additional Shares as had not been subscribed for by the Declining Shareholders as is determined by the fraction having, as it numerator, the number of Shares then held by such Accepting Shareholder (including Shares held by an Affiliated Person) and, as its denominator, the number of Shares then held by all of the Accepting Shareholders (including Shares held by an Affiliated Person) who accept the Follow-up Offer or in such other proportions as may be agreed to by all the Accepting Shareholders. Each of the Accepting Shareholders shall have a period of five (5) days following delivery of the Follow-up Offer to give written notice to the Corporation of his acceptance of the Follow-up Offer, failing which the Accepting Shareholders shall be deemed to have refused the Follow-up Offer. Payment of the subscription price for Shares subscribed pursuant to the Follow-up Offer shall be made by cash or certified cheque no later than the first business day after the expiration of the five (5) day option period.

(c) Any Shares which have not been acquired by the Voting Shareholders pursuant to this Section 3.3 may, at the discretion of the board of directors of the Corporation, be issued to a subscriber other than a Voting Shareholder, acceptable to the board of directors, within five (5) days after the expiration of the thirty-five (35) day option period referred to in Subsection 3.3(a) or, if there is a Follow-up Offer, within five (5) days after the delivery of the Follow-up Offer, at the same price and on the same terms that the Shares were offered to the Voting Shareholders and so on from time to time. Additionally, no Shares of any class or series shall be issued by the Corporation to any person who is not then a Shareholder, whether pursuant to any presently outstanding agreements, calls, commitments, options, subscriptions, warrants or other rights or privileges to acquire any of the Shares or otherwise, without the allottee first entering into an agreement agreeing to be bound (i) if the applicable Shares are Voting Shares, by this Agreement and the Unanimous Shareholders Agreement or (ii) if the applicable Shares are Non-Voting Shares, by the Unanimous Shareholders Agreement, in either case in the same manner as if such person had been an original party hereto or thereto.

(d) The provisions of this Section 3.3 shall apply, mutatis mutandis, to any issue of debt or other securities which are convertible into Shares or which carries with it an option, warrant or other right or privilege to acquire any Shares. Notwithstanding anything to the contrary in this
     Section 3.3, the provisions of this Section 3.3 shall not apply to:

          (i) the issuance of options or Shares pursuant to the exercise of options, in both cases issued under the ESOP;

          (ii) the issuance of Shares in connection with the closing of a Public Offering;

         (iii) a conventional debt financing by the Corporation with an institutional lender; and

         (iv) any financing with any level of government or based upon research and development tax credits where such financing has been duly approved by the board of directors of the Corporation.

     In any event, without in any way limiting Castleco's rights under this Agreement, Castleco shall not, as an individual Shareholder, thwart reasonable and duly authorized efforts of the Corporation to raise additional capital or attract additional shareholders pursuant to this
     Section 3.3.

(e) The right of each of NBTel, Newbridge and Celtic to acquire any Shares pursuant to this Section 3.3 is subject to limitations on the acquisition of Shares imposed on each such Shareholder by the Respective Shareholder Cap.

3.4  Third Party Offer for Shares Held by a Voting Shareholder
     ---------------------------------------------------------

(a) Except in respect of Share transfers made pursuant to Section 3.2(c) and notwithstanding Section 3.2(a), a Voting Shareholder (the "Offeror" in this
     Section 3.4) shall be entitled to sell all or, from time to time, any Shares of the Corporation beneficially owned by the Offeror (including all Shares held by an

     Affiliated Person of the Offeror) (the "Offered Shares" in this Section 3.4) provided that:

     (i)  the Offeror has received a bona fide written offer to purchase the
                                     ---- ----
          Offered Shares (the "Third Party Offer" in this Section 3.4) which the Offeror desires to accept from a third party dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with the Offeror (the "Third Party" in this Section 3.4) and has first made an offer in writing to each of the other Voting Shareholders (the "Offerees" in this Section 3.4) to sell the Offered Shares to the Offerees ratably in the manner hereinafter set out; and

     (ii) if the Offeror is any of NBTel, Newbridge or Celtic (or any Affiliated Person of any of them which is then a Shareholder) (each, with its Affiliated Persons, an "Investor"), the Third Party has also concurrently made a separate bona fide written offer to each other
                                       ---- ----
          Investor and the Castleco Parties (if they have not received a Third
          Party Offer) (in each case a "Piggy Back Offer"), in each case, open for acceptance by any of them until forty-eight (48) hours to the time of closing of the transactions contemplated by the Third Party Offer, to purchase from each Investor and the Castleco Parties, the same proportionate number of Shares offered to be purchased from the Offeror (including Shares held by any Affiliated Person) at the same price per Share and on the same terms and conditions offered to the Offeror, which transactions shall be completed on the date of closing of the Third Party Offer.

          In the event that any Investor or Castleco Party accepts:

          (1)  the Second Offer pursuant to Subsection 3.4(c); and

          (2) if there is a Follow-up Offer pursuant to Subsection 3.4(e), such Follow-up Offer, as well,

          its respective Piggy Back Offer shall automatically terminate.

(b) Each Investor and Castleco Party may (unless it accepts the offer contained in the Second Offer pursuant to Subsection 3.4(c) and, if there is a Follow-up Offer pursuant to Subsection 3.4(e), such Follow-up Offer, as well) accept its respective Piggy Back Offer at any time within forty-eight
     (48) hours before the closing of the Third Party Offer by notice in writing to the Offeror and the Third Party. Upon the giving of such notice by an Investor or Castleco Party, such Investor or Castleco Party, as applicable, shall, for the purposes of this Section 3.4, immediately cease to be an Offeree or an Accepting Offeree (as defined in Section 3.4(e)), as the case may be.

(c) The Offeror shall give to each of the Offerees within five (5) days from the receipt of the Third Party Offer, a written notice that the Offeror intends to accept such Third Party Offer, which shall be accompanied by a true copy of the Third Party Offer and, if applicable, the Piggy Back Offers. In addition, the said Offeror's notice shall contain an offer by the Offeror (the "Second Offer" in this Section 3.4) to each of the Offerees to sell such portion to the Offeree of the Offered Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Offeree and, as its denominator, the number of Shares held by all of the Offerees or in such other proportion as may be agreed to by all the Voting Shareholders who accept the Second Offer, at the same price per Share and upon the same terms and conditions as contained in the Third Party Offer. In the event that the Piggy Back Offers have been delivered, the Second Offer shall, if it does not, be deemed to stipulate that, if any Piggy Back Offers shall be accepted pursuant to Subsection 3.4(b), those Offerees who do accept the Second Offer shall be required to complete the transactions contemplated by the Piggy Back Offers so accepted as though the Shares subject to the Piggy Back Offers so accepted were Offered Shares under the Second Offer, in the proportion as is determined by the fraction having, as its numerator, the number of Shares held by each Offeree who accepts the Second Offer and, as its denominator, the number of Shares held by all of the Offerees who accept the Second Offer, or in such other proportion as may be agreed to by all the Voting Shareholders who accept the Second Offer, at the same price and upon the same terms and conditions as contained in the Piggy Back Offers so accepted.

(d) Any one or more of the Offerees may accept the offer contained in the Second Offer, within thirty-five (35) days after receipt of the Second Offer, by notice in writing to the Offeror, at which time, subject to Section 3.4(e), the Second Offer shall become a binding agreement of purchase and sale between the Offeror and such Offerees and the completion of such purchase and sale shall take place within five (5) days after acceptance by the last Offeree of the Second Offer. If no acceptance is received from any of the Offerees within such thirty-five (35) day period, the Second Offer to the Offerees shall be deemed to have been refused. If none of the Offerees accepts the Second Offer, then the Offeror may, subject to Subsection 3.4(g), then sell all but not less than all of the Offered Shares to the Third Party at the price and on the terms and conditions contained in the Third Party Offer, but not otherwise, and each Investor or Castleco Party, as applicable, may sell all but not less than all of the Shares in accordance with their respective Piggy Back Offers (including Shares held by Affiliated Persons) to the Third Party at the price and on the terms and conditions contained therein, but not otherwise.

(e) If one or more of the Offerees is prepared to purchase his pro rata portion of the Offered Shares (the "Accepting Offeree" in this Section 3.4) but the other Offeree or

    Offerees are not prepared to do so (the "Declining Offeree" in this Section 3.4), then each of the Accepting Offerees shall be advised in writing (the "Follow-up Offer" in this Section 3.4), within forty(45) days after receipt of the Second Offer, by the Offeror of the response by the Declining Offerees to the Second Offer, and the Accepting Offerees shall have the option to purchase such portion of the Offered Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Accepting Offeree and, as its denominator, the number of Shares held by all of the Accepting Offerees who accept the Follow-up Offer or in such other proportion as may be agreed to by all the Accepting Offerees who accept the Follow-up Offer. Once again, in the event that the Piggy Back Offers have been delivered, the Follow-up Offer shall, if it does not, be deemed to stipulate that, if any Piggy Back Offers shall be accepted pursuant to Subsection 3.4(b), the Accepting Offerees who do accept the Follow-up Offer shall be required to complete the transactions contemplated by the Piggy Back Offers so accepted as though the Shares subject to the Piggy Back Offers so accepted were Offered Shares under the Follow-up Offer, in the proportion as is determined by the fraction having, as its numerator, the number of Shares held by such Accepting Offeree and, as its denominator, the number of Shares held by all of the Accepting Offerees who accept the Follow-up Offer or in such other proportions as may be agreed to by all the Accepting Offerees who accept the Follow-up Offer, at the same price and upon the same terms and conditions as contained in the Piggy Back Offers so accepted. The Accepting Offerees shall have a period of five (5) days following delivery of the Follow-up Offer to accept by notice in writing delivered to the Offeror. If all the Offered Shares are accepted pursuant to the Follow-up Offer, the Follow-up Offer shall become a binding agreement of purchase and sale between the Offeror and such Accepting Offerees and the completion of such purchase and sale shall take place within five (5) days after acceptance by the last Accepting Offeree of the Follow-up Offer. If notice in writing is not received by the Offeror within the time period specified for, in the aggregate, one hundred (100%) percent of the Offered Shares, then the Second Offer and the Follow-up Offer shall be deemed to have been refused and the Offeror may, subject to Subsection 3.4(g), then sell all but not less than all of the Offered Shares to the Third Party at the price and on the terms and conditions contained in the Third Party Offer, without any modification whatsoever, but not otherwise, and each Investor or Castleco Party, as applicable, may sell all but not less than all of the Shares in accordance with their respective Piggy Back Offers (including Shares held by Affiliated Persons) to the Third Party at the price and on the terms and conditions contained therein, without any modification whatsoever, but not otherwise.

(f) If no such sale is completed by the Offeror to the Third Party within forty-five (45) days following the expiration of the thirty-five (35) day period referred to in Subsection 3.4(d), then the Offeror shall thereafter again be required, before selling, transferring and assigning any of the Offeror's Shares, to offer such Shares to the

    Offerees in the manner hereinbefore provided and such process shall be repeated so often as any Voting Shareholder desires to sell any of his Shares to a Third Party. Moreover, the provisions of Subsection 3.4(a) relating to the Piggy Back Offers shall once again apply in such an instance.

(g) In no event shall the Offeror complete the sale of the Offered Shares if any Piggy Back Offer is accepted and if the purchaser(s) fail(s) to complete such transaction or transactions contemplated by the Piggy Back Offers so accepted.

(h) If any Shares are purchased under the provisions of this Section 3.4 by any person who is not a party to this Agreement, it shall be a condition precedent to the registration of the transfer of such Shares into the name of the transferee on the books of the Corporation, that the transferee execute and deliver an agreement, in form and terms satisfactory to the directors of the Corporation, whereby such transferee agrees, in effect, to be bound by the provisions hereof as if he were an original party hereto and such transferee shall thereupon have the same rights, and shall be subject to the same restrictions, as the Offeror.

(i) For greater certainty, this Section 3.4:

    (i) applies to a Third Party Offer made for Non-Voting Shares held by a Voting Shareholder; and

    (ii) does not apply to a Third Party Offer made for Non-Voting Shares held by a Non-Voting Shareholder who is not also a Voting Shareholder.

(j) The right of each of NBTel, Newbridge and Celtic to acquire any Shares pursuant to this Section 3.4 is subject to limitations on the acquisition of Shares imposed on each such Shareholder by the Respective Shareholder Cap.

3.5 Offer for All of the Shares
    ---------------------------

(a) In the event that a person makes a bona fide written offer to the Voting
                                       ---- ----
    Shareholders to purchase all of the Shares (the "Subject Offer" in this Section 3.5) and the Subject Offer contains no conditions other than those which are customary (which for greater certainty does not exclude, by such reason alone, any offer because any part of the purchase price is to be paid by the issue of debt or a promise to pay) for a transaction of such nature including, without limitation, conditions requiring delivery of the certificates representing the Shares duly endorsed in blank for transfer and a warranty by the transferors that they are the beneficial owners of the Shares free and clear of all mortgages, charges, liens and other security interests, and provided that the Subject Offer does not contain any terms which are intentionally adversely prejudicial to the interests of one Shareholder or a group of Shareholders, then the Corporation shall give to the Voting Shareholders within five (5) days from the receipt of the Subject Offer, a true copy of the Subject Offer.

(b) If the holders of at least fifty-one percent (51%) of the Voting Shares (the "Accepting Shareholders" in this Section 3.5) give notice in writing to the Corporation within thirty-five (35) days after their receipt of the Subject Offer that they wish to accept the Subject Offer and if the Accepting Shareholders hold less than one hundred (100%) percent of all of the Voting Shares (each of the Voting Shareholders who are not Accepting Shareholders being referred to as the "Declining Shareholders" in this Section 3.5), then the following provisions shall apply:

    (i) where the Subject Offer is made on or prior to the first anniversary date of this Agreement, the Declining Shareholders shall be advised in writing (the "Second Offer" in this Section 3.5) by the Corporation within forty-five (45) days of the Corporation's receipt of the Subject Offer of the response of the Accepting Shareholders to the Subject Offer and each of the Declining Shareholders shall have the option to purchase all but not less than all of the issued and outstanding Shares held by (i) the Accepting Shareholders (including Shares held by Affiliated Persons) and (ii) the Non-Voting Shareholders (including Shares held by Affiliated Persons), at the same price per Share and on the same terms and conditions as are contained in the Subject Offer on a pro rata basis determined in accordance with the fraction having, as its numerator, the number of Shares held by such Declining Shareholder (including Shares held by Affiliated Persons) and, as its denominator, the number of Shares held by all of the Declining Shareholders (including Shares held by Affiliated Persons) who accept the Second Offer, or in such other proportion as may be agreed to by all the Declining Shareholders who accept the Second Offer. The Declining Shareholders shall have a period of ten (10) days following delivery of the Second Offer to accept by notice in writing delivered to the Corporation. If all the Shares subject to the Second Offer are accepted, the Second Offer shall become a binding agreement of purchase and sale and the completion of such purchase and sale shall take place within five (5) days after acceptance by the last Declining Offeree of the Second Offer. If notice in writing is not received by the Corporation from Declining Shareholders indicating their intention to purchase all of the issued and outstanding Shares not then held by the Declining Shareholders and their Affiliated Persons within the time period specified, then the Second Offer shall be deemed to have been refused and the Declining Shareholders shall be deemed to have accepted the Subject Offer, (provided that no Declining Shareholder shall be subject to any non-competition clause contained in the terms and conditions of the Subject Offer (or ancillary thereto) to the extent that compliance with such clause would be adversely prejudicial to any business interest of the Declining Shareholder which existed as at the date of the closing of the Subject Offer) and the transaction shall close at the offices of the Corporation's solicitors in accordance with the Subject Offer; or

    (ii) where the Subject Offer is made after to the first anniversary date of this Agreement, then, with no further action on the part of any Shareholder or the Corporation, the Declining Shareholders shall be deemed to have accepted the Subject Offer, (provided that no Declining Shareholder shall be subject to any non-competition clause contained in the terms and conditions of the Subject Offer (or ancillary thereto) to the extent that compliance with such clause would be adversely prejudicial to any business interest of the Declining Shareholder which existed as at the date of the closing of the Subject Offer) and the transaction shall close at the offices of the Corporation's solicitors in accordance with the Subject Offer.

(c) The parties agree that this Section 3.5 shall, unless otherwise determined by the Board, be applied to all currently outstanding options to purchase Shares and all options issued under the ESOP in accordance with the terms thereof. The Board may, in its sole discretion, deal with the options issued under the ESOP in the manner it deems fair and reasonable in light of the circumstances of the Offer. Without limiting the generality of the foregoing, in connection with the closing of a sale pursuant to an Offer, the Board may, without any action or consent required on the part of any Optionholder, (i) deem any or all options (vested or unvested) under the ESOP to have been exercised and the underlying Shares to have been tendered to the Offer and apply a portion of the Optionholder's proceeds from the closing of the Offer to the exercise price payable by that Optionholder for the exercise of his or her options, (ii) cancel the options and pay to an Optionholder the amount that the Optionholder would have received, after deducting the exercise price of the options, had the options been exercised and the underlying Shares sold pursuant to the Offer, (iii) exchange unvested options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Corporation made in connection with the closing of a sale pursuant to the Offer or (iv) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.


(d) For clarity, limitations on the acquisition of Shares imposed by the Respective Shareholder Cap shall not apply to any acquisition of Shares by
                                      ---
     NBTel, Newbridge or Celtic pursuant to this Section 3.5.

3.6  Improper Transfer
     -----------------

     (a) (i) Upon the happening of a sale, transfer, mortgage, charge, pledge, encumbrance, assignment, or disposition of any Shares or any option to acquire Shares of the Corporation; or

          (ii) Upon a change of Control of any Voting Shareholder which is a corporation;

     other than in compliance with this Agreement (hereinafter referred to as an "Event of Default") which has not been cured or remedied within fifteen
     (15) days after the date that the Voting Shareholder becomes aware of the occurrence of the Event of Default (provided that such opportunity to cure or remedy an Event of Default shall be available only once in respect of any Voting Shareholder and its Affiliated Persons and further provided that such cure period shall be reasonably extended if such Event of Default has arisen by operation of law or reasons beyond the control of such Voting Shareholder and its Affiliated Persons and such Voting Shareholder and its Affiliated Person are vigorously proceeding to cure such Event of Default with some reasonable prospect of success), the remaining Voting Shareholders (other than Shareholders who are Affiliated Persons of the Shareholder in respect of whom the Event of Default has occurred) (such remaining Voting Shareholders being referred to as the "Remaining Shareholders" in this Section 3.6 and the Shareholder and Affiliated Persons in respect of whom the Event of Default has occurred being referred to collectively as the "Vendor" in this Section 3.6) shall have the option, exercisable, subject to Section 3.7(d), by the giving of written notice to the Vendor (the "Notice" in this Section 3.6) to require the Vendor to sell all of the Shares subject to the Event of Default, or all of the Shares of the Shareholder Control of which has so changed, (the "Purchased Shares" in this Section 3.6) to the Remaining Shareholders upon and subject to the terms and conditions hereinafter set forth.

(b) Each of the Remaining Shareholders shall be entitled to purchase such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Remaining Shareholder and, as its denominator, the number of Shares held by all of the Remaining Shareholders.

(c) If one or more of the Remaining Shareholders is prepared to purchase his pro rata portion of the Purchased Shares (the "Accepting Shareholder" in this Section 3.6) but the other Remaining Shareholder or Shareholders are not prepared to do so (the "Declining Shareholders" in this Section 3.6), then each of the Accepting Shareholders shall have the first right and option to purchase such portion of the Purchased Shares as is determined by the fraction having, as its numerator, the number of Shares held by such Accepting Shareholder and, as its denominator, the number of Shares held by all of the Accepting Shareholders or in such other proportion as may be agreed to by the Accepting Shareholders.

(d) The purchase price payable for the Purchased Shares shall be an amount equal to eighty percent (80%) of the Fair Value of the Purchased Shares as at the last day of the month in which the Notice was received by the Vendor.

(e) The Fair Value of the Purchased Shares shall be determined forthwith upon receipt of Notice of the exercise of the option by the Remaining Shareholders.

(f) The date of closing (the "Date of Closing" in this Section 3.6) of the transaction of purchase and sale as herein contemplated shall be the later of:

    (i) the date which is forty-five (45) days after the receipt of the Notice by the Vendor; and

    (ii) the date which is fifteen (15) days after the Fair Value of the Purchased Shares has been determined.

(g) The purchase price for the Purchased Shares shall be paid as follows:

    (i) an amount equal to ten percent (10%) of the Purchase Price for the Purchased Shares shall be paid by cash or certified cheque on the Date of Closing; and

    (ii) the balance of the Purchase Price for the Purchased Shares shall be payable by cash or certified cheque in two (2) equal annual instalments on the first and second anniversaries of the Date of Closing, together with interest thereon at a rate per annum equal to the prime interest rate from time to time charged by the Corporation's banker to its largest and best risk commercial borrowers, such rate to be determined on the bank business day immediately preceding the Date of Closing and payable at the same times as payments of principal.

(h) The option granted the Remaining Shareholders pursuant to this Section 3.6, or its exercise, shall be without limitation to any other rights the Remaining Shareholders or the Corporation has at law or otherwise.

(i) The right of each of NBTel, Newbridge and Celtic to acquire any Shares pursuant to this Section 3.6 is subject to limitations on the acquisition of Shares imposed on each such Shareholder by the Respective Shareholder Cap, provided that if Castleco becomes a Vendor under the provisions of this
    Section 3.6, NBTel, Newbridge and Celtic may acquire additional Shares under the provisions hereof and the Respective Shareholder Cap for each of NBTel, Newbridge and Celtic as set out in Section 3.10
     shall be deemed to have changed to the aggregate percentage of equity in the capital of the Corporation after completion of the acquisition of the additional Shares.


3.7  Calculation of Fair Value
     -------------------------

(a)  Upon the exercise by the Remaining Shareholders of their option pursuant to
     Section 3.6(a), (i) the Remaining Shareholders, on the one hand, and (ii) the Vendor (as defined in Section 3.6(a)), on the other hand, shall each, within thirty (30) days of the giving of written notice of the exercise of the said option, appoint an independent certified business valuator ("Valuator") to determine the Fair Value of the Purchased Shares as at the date of the exercise of such option if they have not already agreed to such Fair Value. If only one Valuator is appointed, or either party fails to appoint a Valuator within such 30 day period, the Valuator appointed shall be the sole Valuator. The Valuator shall take into account such factors as it determines appropriate in arriving at Fair Value, including, without limitation, whether the Purchased Shares comprise a control bloc in the Corporation.

(b) If the two Valuators determine a Fair Value where the higher Fair Value, if the Fair Values are not the same, is no more than 110% of the lower Fair Value, the Fair Value for purpose of this Section 3.7 shall be deemed to be the average of the two Fair Values so determined.

(c) If the higher Fair Value is more than 110% of the lower Fair Value determined, the two Valuators shall as soon as reasonably possible and, in any event, within thirty (30) days after the latter of the two determinations of Fair Value has been made, choose a third Valuator. Such third Valuator shall determine the Fair Value of the Purchased Shares as at the date of the exercise of such option which shall be deemed to be the Fair Value of the Purchased Shares for the purpose of this Section 3.7.

(d) The determination of the Valuator or Valuators as provided above shall be final and binding upon the parties; provided that, notwithstanding anything to the contrary provided in this Agreement, if the Corporation or the Remaining Shareholders, as the case may be, is/are not satisfied with the amount determined by the Valuator(s) as the Fair Value of the Purchased Shares, the Corporation or the Remaining Shareholders, as the case may be, may, in its/their sole discretion, by written notice to the Vendor, determine that it/they will not complete the subject transaction of purchase and sale, without incurring any liability of any kind whatsoever and the Corporation or the Remaining Shareholders, as the case may be, shall be deemed not to have elected to exercise its/their option and the parties shall be returned, in all respects, to the positions they were in prior to the purported exercise of such option.

(e) For purposes hereof, any Valuator appointed pursuant to this Section 3.7 shall be chosen from one of the following accounting firms: Arthur Andersen; Price WaterhouseCoopers; Ernst & Young; KPMG Peat Marwick; Grant Thornton and Deloitte and Touche; or their respective successor firms, or from any of the following Investment Banks: Scotia Capital Inc.; CIBC World Markets Inc. or RBC Dominion Securities Inc. Additionally, each Valuator shall deliver a report to the Corporation, the Remaining Shareholders, as the case may be, the Vendor and each other setting out its determination and explaining in detail the reasons, calculation and basis for such determination. All determinations must be completed within forty-five (45) days after appointment of the Valuator in question.

(f) The cost of the foregoing determinations shall be divided equally between the Vendor and the Corporation or the Remaining Shareholders, as the case may be, unless the Corporation or the Remaining Shareholders, as the case may be, have declined to complete the purchase of the Purchased Shares in accordance with Section 3.7(d), in which case all the costs of the foregoing determination shall be borne by the Corporation or the Remaining Shareholders, as the case may be.

3.8  Rights of Castleco Group
     ------------------------

Notwithstanding any other provision hereof, it is agreed that where Castleco or any of its Affiliated Persons has a right to purchase Shares pursuant to any of Sections 3.3, 3.4, 3.5 and 3.6 of this Agreement, and Sections 3.2 and 3.4 of the Unanimous Shareholders Agreement, on a pro rata basis, and declines to purchase any such Shares, any of its Affiliated Persons who is then a Shareholder shall have the first right to purchase any such Shares so declined and, if there is more than one such Affiliated Person who is interested in exercising such right, on a pro rata basis or such other basis as is agreed amongst them.

3.9  IPO Rights
     ----------

All of the Voting Shareholders agree, subject to market conditions, to use their reasonable commercial efforts to proceed with a Public Offering within 18 months of the date hereof. Each of the Voting Shareholders hereby agrees and covenants that, prior to the closing of a Public Offering of the Corporation's Shares, it will approve amendments to the ESOP and any outstanding options thereunder to provide for the issuance to holders of such options, Voting Shares upon the exercise thereof, it being understood that these agreements and covenants are being made so as to give the Non-Voting Shareholders the benefit of any market for Shares of the Corporation created by the Public Offering (subject to applicable securities law requirements, including applicable hold periods). All Shareholders agree to waive their rights under Sections 3.3 and 3.4 hereof in respect of a Public Offering of the Shares of the Corporation.

3.10  Respective Shareholder Cap
      --------------------------

(a) Notwithstanding anything in this Agreement or the Unanimous Shareholders Agreement to the contrary, this Section 3.10 shall apply to limit the rights of each of NBTel, Newbridge and Celtic (each a "Subject Shareholder" in this Section 3.l0) to acquire Shares pursuant to the provisions of Sections 3.3, 3.4 and 3.6 of this Agreement and Sections 3.3 and 3.4 of the Unanimous Shareholders Agreement (together, the "Applicable Provisions"). Each Subject Shareholder acknowledges that its aggregate percentage of equity in the capital of the Corporation (being the percentage represented by that number of issued and outstanding Shares owned or controlled by each (including Shares held by Affiliated Persons), divided by the total number of issued and outstanding Shares owned or controlled by all Shareholders) as at the date hereof, is set out next to its name below (in each case, the "Maximum Percentage"):

          NBTel       -      38.96%
          Newbridge   -      21.55%; and
          Celtic      -      13.27%.


      Each Subject Shareholder hereby agrees that, notwithstanding the extent of its entitlement to purchase Shares pursuant to the Sharing Ratio or the Applicable Provisions, its entitlement shall be determined in accordance with the restrictions set out in clause (b) below and under no circumstances (other than as set out in Section 3.6(i)) shall it be permitted to acquire Shares pursuant to the Applicable Provisions if such acquisition would increase its aggregate percentage of equity in the capital of the Corporation to an amount higher than the Maximum Percentage (such restriction for each such Subject Shareholder being referred to in this Agreement as the "Respective Shareholder Cap").

(b) For greater clarity, (i) where a Subject Shareholder's aggregate percentage of equity in the capital of the Corporation is equal to its Maximum Percentage before giving effect to any acquisition by any person (including the Subject Shareholder) of Shares pursuant to the Applicable Provisions (whether from treasury or otherwise) (each a "Subject Acquisition"), such Subject Shareholder shall be precluded from participating in such a Subject Acquisition and is, without any further action, consent or notice on the part of the Subject Shareholder, deemed to have declined the relevant offer for the purposes of the relevant Applicable Provisions, and (ii) where a Subject Shareholder's aggregate percentage of equity in the capital of the Corporation is less than its Maximum Percentage before giving effect to any Subject Acquisition, such Subject Shareholder shall be permitted to participate in such Subject Acquisition, but only to the extent that its aggregate percentage of equity in the capital of the

      Corporation before giving effect to the Subject Acquisition does not exceed its Maximum Percentage and such permitted portion is deemed to be such Subject Shareholder's proportionate interest in such Subject Acquisition for the purposes of the relevant Applicable Provisions and, where relevant, the Subject Shareholder is deemed to have rejected any follow on offers under the relevant Applicable Provisions.

3.11  Strategic Investor
      ------------------

The Voting Shareholders (other than the Castleco Parties) acknowledge and agree that it is their intention to seek a strategic US investor in the Corporation. Castleco hereby undertakes to use its reasonable commercial efforts to introduce the Corporation to potential US investors with the experience and ability to make a significant investment in the capital of the Corporation.


                                 ARTICLE 4.00
                            GENERAL SALE PROVISIONS
                            -----------------------

4.1  Application
     -----------

Except as may be otherwise provided in this Agreement, or as may be consented to in writing by all of the parties hereto, the provisions of this Article 4.00 shall apply to any sale of the Shares pursuant to Article 3.00. Notwithstanding the foregoing, the provisions of this Article 4.00 shall not apply to any transfer of Shares to an Affiliated Person in accordance with Subsection 3.2(c).

4.2  Definitions
     -----------

The term "Vendor" as used in this Article shall refer to the Shareholder or Shareholders (including any Affiliated Person) selling Shares pursuant to
Article 3.00 and the term "Purchaser" shall refer to the Corporation or to the remaining Shareholder(s), as the case may be, purchasing Shares pursuant to
Article 3.00.

4.3  Title to Purchased Shares
     -------------------------

The parties covenant and agree that, at the time of closing of any transaction of purchase and sale contemplated in this Agreement, the Vendor of the said Shares shall be the owner thereof and shall have good and marketable title thereto, free of any lien, charge or encumbrance of any kind whatsoever and shall have the exclusive right and full power to sell, transfer and assign the Shares free and clear of all liens, charges and encumbrances whatsoever; provided that, in the event that at the time of closing of any such transaction, the said Shares are not free and clear of all liens, charges and encumbrances whatsoever, the Purchaser of the Shares shall be entitled, at his sole option, to purchase the Shares subject to such lien, charge or encumbrance and to deduct the amount of, or cost of removing, such lien, charge or encumbrance from the purchase price payable by the Purchaser for the Shares.

4.4  Deliveries
     ----------

On the date set for closing, the Purchaser shall pay the required amount of the purchase price payable on closing, by cash or certified cheque drawn on a chartered bank, and the Vendor shall:

(a) sell, assign and transfer to the Purchaser the Shares being sold to him free of all liens, charges and encumbrances, subject to the right of the Purchaser to purchase the Shares subject to such lien, charge or encumbrance, and to deduct the amount of, or cost of removing, such lien, charge or encumbrance from the purchase price, and shall deliver the required share certificates duly endorsed for transfer into the Purchaser's name;

(b) to the extent that after the closing the Vendor does not own any Shares, deliver to the Corporation, if requested by the Corporation, signed resignations of the Vendor and/or the Vendor's nominees, if any, from their position(s) on the board of directors of the Corporation and from any offices and employments with the Corporation; and

(c)  execute a consent as director to the transfer of his Shares.

4.5  Releases
     --------

On the date of closing, the Vendor and the respective nominees of the Vendor, if any, shall, to the extent that after the closing the Vendor does not own any Shares, in addition to the foregoing, deliver to the Corporation, if requested by the Corporation, a release of all claims against the Corporation, in respect of loss of office as director and/or officer, and the Purchaser and the Corporation shall similarly release the Vendor.

4.6  Refusal of the Vendor to Complete the Sale
     ------------------------------------------

If the Vendor refuses or neglects to complete the sale for any reason, the Purchaser shall have the right, upon payment of the purchase price to the credit of the Vendor at any Canadian chartered bank for and on behalf of the Vendor or his nominee, to execute and deliver such transfers, resignations and other documents as may be necessary or desirable in order to complete the transaction, and to that end the Vendor irrevocably appoints the Purchaser (or, if the Purchaser declines to act, the Chief Executive Officer of the Corporation) his true and lawful attorney to complete the transaction and execute on behalf of the Vendor every document necessary or desirable in that behalf.

4.7  Vendor's Indebtedness to the Corporation
     ----------------------------------------

In the event that at the time of such sale, the Vendor shall be indebted to the Corporation in an amount recorded in the books of the Corporation and verified by the Accountants, whose verification shall be final and binding upon the parties hereto, to the extent that after the closing the Vendor does not own any Shares, the Purchaser shall have the exclusive right and option, out of the purchase price, to pay, satisfy and discharge all or any portion of such indebtedness and to receive and take credit against such purchase price for the amount or amounts so paid on account of the indebtedness, or to require the Vendor, on or before the date of closing to fully repay and discharge such indebtedness.

4.8  Release of Vendor's Guarantees
     ------------------------------

In the event that at the time of such sale, the Vendor or any person, firm or corporation, for or on behalf of the Vendor, shall have any personal guarantees, securities or covenants lodged with any person or bank to secure any indebtedness, liability or obligation of the Corporation, then the Purchaser shall, as a condition to closing of the transaction of purchase and sale, deliver up or cause to be delivered up to the Vendor and cancel or cause to be canceled such guarantees, securities and/or covenants upon the closing of the transaction of purchase and sale; and failing such delivery or cancellation of guarantees, securities or covenants or to the extent of such failure the Purchaser shall indemnify the Vendor, to the satisfaction of the Vendor, acting reasonably, against any and all claims thereafter arising thereunder.

4.9  Prepayment of Purchase Price
     ----------------------------

Whenever the Purchaser shall not be in default in respect of any payment of principal or interest on any deferred portion of the purchase price herein referred to, the Purchaser shall have the privilege of prepaying all or any part of the principal balance outstanding at any time or times without notice or bonus.

4.10  Acceleration of Indebtedness
      ----------------------------

In the event that the Purchaser shall default in any payment of principal or interest due on any deferred portion of the purchase price herein referred to and shall continue in such default for a period of ten (10) Business Days after written notice of such default shall be given to the Purchaser, then, without prejudice to any other rights which the Vendor may have, the whole unpaid balance of the purchase price herein shall, at the option of the Vendor, immediately be accelerated and become due and payable in full.

4.11  Promissory Note
      ---------------

If there is any unpaid balance of the purchase price owing to a Vendor by a Purchaser pursuant to any transaction contemplated by this Agreement, the Purchaser shall, in addition to any security required pursuant to the terms contemplated by this Agreement applicable to such transaction, deliver a promissory note for such unpaid balance to the Vendor on the date of closing as evidence of such unpaid balance and the terms of payment thereof.


                                 ARTICLE 5.00
                          GENERAL CONTRACT PROVISIONS
                          ---------------------------

5.1   Time of the Essence
      -------------------

Time shall be of the essence of this Agreement and of every part hereof.

5.2   Endorsement of Share Certificates
      ---------------------------------

All Share certificates of the Corporation shall have the endorsement required to be placed upon them pursuant to the terms of the Unanimous Shareholders Agreement.

5.3   Notices
      -------

(a) Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be personally delivered to such party; or, except during a period of strike, lockout or other postal disruption, sent by registered mail, postage prepaid; or sent by telex, telegraph, telecopier or other form of recorded communication, charges prepaid, confirmed by prepaid registered mail. Address for notice is as follows:

          In the case of the Corporation:

               ImagicTV Inc.
               One Brunswick Square, 14/th/ Floor
               P.O.Box 303
               Saint John, NB E2L 3Y2

               Telephone:     506-631-3000
               Telecopier:    506-631-3001

               Attention:     President

          In the case of NBTel:

               NBTel Inc.
               One Brunswick Square
               Saint John NB E2L 4Y4

               Telephone:     506-694-2102
               Telecopier:    506-694-2722

               Attention:     General Counsel


          In the case of Newbridge:

               Newbridge Networks Corporation
               600 March Road
               Kanata ON K2K 2E6

               Telephone:     [_]
               Telecopier:    613-599-3672

               Attention:     Legal Department

          In the case of Celtic:

               506048 N.B. ltd.
               c/o Celtic House International Corporation
               555 Legget Drive, Suite 211
               Kanata ON K2K 3X3

               Telephone:     [_]
               Telecopier:    613-271-2025

               Attention:     Tomas Valis, General Partner

          In the case of Castleco:

               Whitecastle Investments Limited
               22 St. Clair Avenue East
               Suite 1010
               Toronto, Ontario
               M4T 2S3

               Telephone:     (416) 961-5355
               Telecopier:    (416) 961-3232

               Attention:     Carey Diamond (if to Castleco) and /or Joseph
                              Catalfamo


          In the case of Centara Investments Inc.:

               Centara Investments Inc.
               Suite 2620
               1 Lombard Place
               Winnipeg, Manitoba
               R3B 0X5

               Telephone:     204-982-6977
               Telecopier:    204-982-6970

               Attention:     David Graves

          In the case of the other Voting Shareholders:

              To the address set out below the name of each in Schedule B hereto

(b) Any notices given pursuant to Section 5.3(a) shall be sent to the parties at their respective addresses as set out in Section 5.3(a) or Schedule B hereto or such other address as the party to whom such notice is to be given shall have last notified to the party giving the same in the manner provided in this section.

(c) Any notice given by personal delivery shall be deemed to be given and received on the date of delivery if delivered during normal business hours provided that if such day is not a Business Day, or such notice is delivered after normal business hours on such day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice given by mail as aforesaid shall be deemed to have been given and received on the third (3rd) Business Day next following the date of its mailing provided no postal strike is then in effect or comes into effect within three (3) Business Days after such mailing. Any notice transmitted by telex, telegraph, telecopier or other form of recorded communication shall be deemed given and received on the day of its transmission if such day is a Business Day and if delivered during normal business hours on such day, and, if not, on the next following Business Day.

5.4 Further Assurances
    ------------------

The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof including, without limitation, cause each Subsidiary to make an unanimous shareholders declaration, as described in the Act, in order to give effect to this Agreement.

5.5 Application of Agreement
    ------------------------

The provisions of this Agreement shall apply mutatis mutandis to any Shares into which the Shares of the Corporation may hereafter be converted or changed, or to any Shares resulting from a reclassification, subdivision or consolidation of any Shares of the Corporation, or to any shares or other securities of the Corporation or of a successor company, which are received by the Shareholders on a reorganization of the Corporation, and also to any Shares of the Corporation which are received by the holders of Shares as a stock dividend or to any Shares or other securities of the Corporation on an amalgamation, reorganization or reconstruction of the Corporation.

5.6  Conflict
     --------

If any conflict shall appear between the by-laws or the Articles of Incorporation or any Articles of Amendment of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall, to the greatest extent permitted by law, govern and any such conflict shall be resolved by appropriate amendment to such Articles, by-laws and/or resolutions as the case may be. In the event of any conflict between the provisions of this Agreement and those of the Unanimous Shareholders Agreement, then to the extent permitted by law, this Agreement shall govern the parties hereto as to the subject matters hereof and each party hereto agrees to waive any right to seek to enforce any provision of the Unanimous Shareholders Agreement which conflicts with any provision hereof in respect of the subject matter hereof.

5.7  No Waiver
     ---------

No waiver by any of the parties hereto of any breach of any condition, covenant or agreement hereof shall constitute a waiver of such condition, covenant or agreement except in respect of the particular breach giving rise to such waiver.

5.8  Severability
     ------------

If any of the terms or provisions of this Agreement are determined to be invalid or unenforceable by any Court, it shall not invalidate the rest of the Agreement which shall remain in full force and effect as if such terms and provisions had not been made a part of the Agreement.

5.9  Entire Agreement
     ----------------

This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof and there are no collateral or precedent representations, agreements, or conditions relating to the subject matter hereof not specifically set forth herein.

5.10 Corporate Cooperation
     ---------------------

The Corporation hereby acknowledges notice of the terms of this Agreement and hereby agrees to promptly cause its proper officers, accountants, and auditors at any time and from time to time to do such things and take such steps as may be necessary to effectually carry out the terms and intent thereof.

5.11  Governing Law
      -------------

This Agreement shall be deemed to be made in and construed in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein. The parties agree to attorn to the non-exclusive jurisdiction of the courts of the Province of New Brunswick.

5.12  Extended Meaning
      ----------------

In construing this Agreement, words in the singular shall include the plural and vice versa, and words importing the masculine shall include the feminine and the neuter and vice versa, and words importing persons shall include corporations and vice versa. Words such as "hereunder", "hereto", "hereof" and "herein", and all other words commencing with "here" shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular section or part thereof.

5.13  Enurement
      ---------

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

5.14  Amendment
      ---------

This Agreement may only be amended, altered or qualified with the prior written consent of Voting Shareholders holding not less than 90% of the issued and outstanding Voting Shares as at the time of such writing.

5.15  Term of the Agreement
      ---------------------

This Agreement shall terminate on the earlier of:

(a) the date upon which the Agreement is terminated by written agreement of Voting Shareholders holding not less than 90% of the issued and outstanding Voting Shares at such time; and

(b)   the closing of a Public Offering.

5.16  Counterparts
      ------------

This Agreement may be executed in one or more counterparts (delivered by facsimile transmission or otherwise), all of which shall be read and construed as one document and any facsimile signature hereto shall be deemed to be an original signature.

5.17  Independent Legal Advice
      ------------------------

By signing this Agreement, each of the parties hereto acknowledges that:

(a) such party has either obtained independent legal advice with respect to the terms of this Agreement or that such party has, despite having been given the opportunity to do so and being encouraged to do so, declined to seek independent legal advice with respect to the terms of this Agreement; and

(b) such party understands the terms of, and such party's rights and obligations under, this Agreement.

5.18  Language
      --------

The parties hereby acknowledge that they have required that this Agreement and all related documentation be drawn up in the English language. Les parties reconnaissent avoir demande que la presente convention ainsi que tous les documents qui s'y rattachent soient rediges en langue anglaise.


         IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.


                             ImagicTV Inc.


                             Per:_____________________________________
                                  Authorized Signing Officer


                             Per:_____________________________________
                                  Authorized Signing Officer